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                                                              EXHIBIT EX-10.2











                          TRANSAMERICA CORPORATION

                         VALUE ADDED INCENTIVE PLAN

                         (Effective January 1, 1994)


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                         TRANSAMERICA CORPORATION
                         VALUE ADDED INCENTIVE PLAN
                         (Effective January 1, 1994)


                              TABLE OF CONTENTS

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Section 1.  Establishment and Purpose . . . . . . . . . . . . . . . . .    1
     1.1  Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2  Effective Date  . . . . . . . . . . . . . . . . . . . . . . .    1

Section 2.  Definitions . . . . . . . . . . . . . . . . . . . . . . . .    1
     2.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .    1

Section 3.  Awards and Committee Determinations . . . . . . . . . . . .    2
     3.1  Opportunity . . . . . . . . . . . . . . . . . . . . . . . . .    2
     3.2  Awards  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     3.3  Determination . . . . . . . . . . . . . . . . . . . . . . . .    3
     3.4  Adjustments Prior to Payment  . . . . . . . . . . . . . . . .    3
     3.5  Certification . . . . . . . . . . . . . . . . . . . . . . . .    3

Section 4.  Payment of Awards . . . . . . . . . . . . . . . . . . . . .    3
     4.1  Right to Receive Payment  . . . . . . . . . . . . . . . . . .    3
     4.2  Payment Options . . . . . . . . . . . . . . . . . . . . . . .    4
     4.3  Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . .    4

Section 5.  Administration  . . . . . . . . . . . . . . . . . . . . . .    4
     5.1  Committee . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     5.2  Rules and Interpretation  . . . . . . . . . . . . . . . . . .    4
     5.3  Records . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     5.4  Tax Withholding . . . . . . . . . . . . . . . . . . . . . . .    4

Section 6.  General Provisions  . . . . . . . . . . . . . . . . . . . .    4
     6.1  Nonassignability  . . . . . . . . . . . . . . . . . . . . . .    4
     6.2  Employment Rights/Participation . . . . . . . . . . . . . . .    5
     6.3  No Individual Liability . . . . . . . . . . . . . . . . . . .    5
     6.4  Severability; Governing Law . . . . . . . . . . . . . . . . .    5
     6.5  Affiliates of the Company . . . . . . . . . . . . . . . . . .    5
     6.6  1994 Plan Year  . . . . . . . . . . . . . . . . . . . . . . .    5

Section 7.  Amendment and Termination . . . . . . . . . . . . . . . . .    5
     7.1  Amendment and Termination . . . . . . . . . . . . . . . . . .    5
     7.2  Change in Control of the Company  . . . . . . . . . . . . . .    5









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                         TRANSAMERICA CORPORATION
                         VALUE ADDED INCENTIVE PLAN
                         (Effective January 1, 1994)


Section 1.  Establishment and Purpose

          1.1 Purpose. Transamerica Corporation (the "Company") hereby establishes the Transamerica Corporation Value Added Incentive Plan
(the "Plan"), effective as of January 1, 1994. The Plan is intended to attract and retain the services of executives who are in a position to influence the success of the Company by providing an award based on the financial performance of the total Company. Further, this Plan is designed to motivate key executives to increase shareholder value by improving operating results and efficiently employing the Company's capital.

          1.2 Effective Date. The Plan is effective as of January 1, 1994, subject to the approval by an affirmative vote, at the 1994 Annual Meeting of Stockholders, or any adjournment thereof, of the holders of a majority of the outstanding shares of the common stock of the Company, present in person or by proxy and entitled to vote at such meeting.

Section 2.  Definitions

          2.1 Defined Terms. When used in the Plan, the following terms shall have the meanings specified below:

          2.1.1 "Adjusted Net Income" means the Company's net income, in accordance with Generally Accepted Accounting Principles, as reported for the Plan Year, adjusted for (i) cumulative effects of changes in accounting standards, (ii) the economic amount of interest and depreciation (levelized over the life of the equipment) and any economic gains and losses on the disposition of equipment held for lease in the Plan Year in lieu of reported interest, depreciation and gains and losses, (iii) amortized bond, equity and other portfolio gains and losses in lieu of realized gains and losses as reported, and (iv) the exclusion of goodwill amortized during the Plan Year.

          2.1.2 "Adjusted Equity" means the Company's reported shareholders' equity for the Plan Year, adjusted to exclude (i) preferred stock and (ii) net unrealized gains and losses on marketable equity and debt securities and foreign currency translation adjustments, and to include accumulated goodwill amortization related to assets still owned by the Company.

          2.1.3 "Average Adjusted Equity" means the "five-point" quarterly average of the Adjusted Equity for the Plan Year, the first point being the preceding year end.

          2.1.4 "Base Salary" means as to any Plan Year a Participant's actual salary rate approved by the Committee prior to the start of the Plan Year. Such Base Salary shall be before (i) deductions for taxes or benefits



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and (ii) deferrals of compensation pursuant to established plans.

          2.1.5   "Board" means the Company's Board of Directors.

          2.1.6 "Committee" means the Management Development and Compensation Committee of the Board of Directors of Transamerica Corporation.

          2.1.7 "Cost of Equity" means the Company's imputed equity cost based on a formula approved by the Committee prior to the start of the Plan Year.

          2.1.8 "Disability" has the meaning assigned to that term in the Transamerica Disability Income Plan in effect from time to time.

          2.1.9 "Maximum Award" means the maximum award pursuant to this Plan to any individual Participant for any one Plan Year, which shall be $3.0 million.

          2.1.10 "Normal Retirement" or "Early Retirement" means any termination of employment (other than by death or disability) after a Participant's normal or early retirement date (as defined in the Company's Retirement Plan).

          2.1.11 "Participant" means as to any Plan Year a key executive of the Company who is likely to have a significant impact on the value added performance of the Company. An employee must be approved as a Participant by the Committee before the beginning of each Plan Year.

          2.1.12 "Plan Year" means the 1994 calendar year and each succeeding calendar year.

          2.1.13 "Target Award" means the target incentive opportunity for an individual, expressed as a percentage of his or her Base Salary for a specific Plan Year. The schedule of individual Target Awards shall be determined by the Committee in accordance with Section 3.1.

          2.1.14 "Value Added" means Adjusted Net Income minus a capital charge, expressed as a percentage of the Company's Average Adjusted Equity. The capital charge is determined by multiplying the Company's Average Adjusted Equity by the Cost of Equity.

Section 3.  Awards and Committee Determinations

          3.1 Opportunity. The Committee shall approve participation in the Plan and establish a Target Award for each Participant, based on his or her role and responsibilities, prior to the beginning of each Plan Year.

          3.2 Awards. Payment under this Plan will be based on a payout table adopted by the Committee in writing prior to the start of the Plan Year.






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Such table will generally remain unchanged for a period of years; however, the
Committee reserves the right (in its sole discretion) to modify the table, provided that such modification is done prior to the start of the applicable Plan Year. The payout table will provide 100% of a Participant's Target Award if a certain level of Value Added is achieved and greater or lesser awards for Value Added that exceeds or is less than, respectively, the level at which 100% of Target Awards are paid. No Participant's award under this Plan may exceed three times his or her Target Award, and in no event may a Participant's award under this Plan exceed his or her Maximum Award.

          3.3 Determination. Prior to the start of any Plan Year, the Committee shall determine for such Plan Year whether any significant non-recurring item (e.g. an acquisition, or the gain or loss on a divestiture, of a business) will be excluded from the calculation of Value Added for the Plan Year. Such determination shall apply only to events that have occurred since the adoption of this Plan or that may occur in the Plan Year. Once included, non-recurring items may not be excluded in subsequent Plan Years.

          3.4 Adjustments Prior to Payment. The Committee, in its sole discretion, may reduce the award for any Participant below the award that would otherwise be payable in accordance with the Plan.

          3.5 Certification. The Committee shall certify in writing the level of Value Added achieved and the respective percent of Target Awards earned for the Plan Year prior to payment of awards.

Section 4.  Payment of Awards

          4.1 Right to Receive Payment. Any award that may become due under this Plan shall be made solely from the general assets of the Company, normally on or before the March 20th next following the end of the Plan Year during which the award was earned. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

          4.1.1 Employment for Plan Year. If a Participant's employment with the Company continues for the entire Plan Year, the Participant shall be entitled to receive full payment of the award amount determined under Section 3 for the Plan Year in accordance with the terms of the Plan.

          4.1.2 Retirement, Disability or Death. In the event of death, Disability or Normal or Early Retirement of a Participant during a Plan Year, the Committee (in its sole discretion) will determine on a pro rata basis the amount of the partial award (if any) to be paid to such Participant (or to his or her personal representative) for such Plan Year. Payments will be made in









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cash at the same time as other awards to Participants are made for the same
Plan Year.

          4.1.3 Resignation or Discharge. If during a Plan Year, a Participant's employment with the Company terminates by reason of resignation or discharge, then the Participant will not be eligible for and shall forfeit any award under this Plan for the Plan Year.

          4.2 Payment Options. Generally, awards under this Plan will be made in cash. However, the Committee reserves the right to declare any award, in whole or in part, payable in restricted stock, awarded under the terms of the 1985 Stock Option and Award Plan (the "1985 Plan") in an amount equivalent to the cash amount foregone with the restricted stock valued at fair market value on the date that the cash payment otherwise would have been made. Any restricted stock so awarded shall vest ratably over a period of not more than four years, subject to acceleration for termination of employment due to death, Disability, Normal or Early Retirement and change in control.

          4.3 Beneficiaries. Each Participant may designate, in writing and on such form as the Company may prescribe, one or more beneficiaries to receive any amount that is payable after the individual's death. In the event of a Participant's death, any award (whether cash or restricted stock) that is payable to such Participant shall be paid to his or her beneficiary or, in the event that no beneficiary has been designated, to his or her estate.

Section 5.  Administration

          5.1 Committee. The Plan shall be administered by the Committee.

          5.2 Rules and Interpretation. The Committee shall be vested with all discretion and authority as it deems necessary or appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons.

          5.3 Records. The records of the Committee with respect to the Plan shall be conclusive on all Participants and their beneficiaries and on all other persons.

          5.4 Tax Withholding. The Company shall withhold all applicable taxes required by law from any payment, including any federal, FICA, state and local taxes.

Section 6.  General Provisions

          6.1 Nonassignability. Prior to the time of any payment under the Plan, a Participant shall have no right by way of anticipation or





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otherwise to assign or transfer any interest under this Plan.

          6.2 Employment Rights/Participation. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant or any other individual for the continuation of his or her employment for any Plan Year or any other period. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year or other accounting period such exercise occurs, to discharge any individual and/or treat him or her without regard to the effect which such treatment might have upon him or her as a Participant in this Plan. Being a Participant in any one Plan Year does not confer any right to be named as a Participant for any succeeding Plan Year.

          6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award made under the Plan.

          6.4 Severability; Governing Law. If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California.

          6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards can be performed through the Company or any affiliate of the Company.

          6.6 1994 Plan Year. For Plan Year 1994 all actions that would otherwise be required to be taken prior to the beginning of a Plan Year shall be taken prior to April 1, 1994.

Section 7.  Amendment and Termination

          7.1 Amendment and Termination. The Committee may prospectively amend or terminate the Plan at any time and for any reason; provided, however, that such amendment shall not relieve the Company of its obligations under
Section 7.2.

          7.2 Change in Control of the Company. In the event of a change in control of the Company (as defined in the severance agreements in effect at the time of adoption of this Plan between the Company and certain executive officers, including Plan Participants, the "Agreements"), not later than the 20th business day following the date of such event, the Company shall pay each Participant an award that is the greater of (i) an award calculated in accordance with Section 3 above, but using the period ending on the day immediately prior to the day a change in control occurred as the last day of





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the fiscal year for purposes of determining Value Added, or (ii) a pro rata amount of each Participant's Target Award for the Plan Year, based upon the portion of the fiscal year that has elapsed as of the date of the change in control. Payments made under this Section 7.2 shall not constitute "good reason" for purposes of terminating employment under any of the Agreements; however, the failure of the Company or its successor to continue this Plan or substitute a comparable plan immediately thereafter shall constitute "good reason" for such purposes.















































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